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EXHIBIT 23

Analysis, Research & Planning Corporation's Consent

The Dow Chemical Company:

        Analysis, Research & Planning Corporation ("ARPC") hereby consents to the use of ARPC's name and the reference to ARPC's reports in this Quarterly Report on Form 10-Q of The Dow Chemical Company for the quarter ended June 30, 2005, and the incorporation by reference thereof in the following Registration Statements of The Dow Chemical Company:

Form S-3:

Nos.	33-37052 33-52980 333-101647 333-106533
Form S-4:
No.	333-88443
Form S-8:
Nos.	2-64560 33-21748 33-51453 33-52841 33-58205 33-61795 333-27379 333-27381 333-40271 333-43730 333-49183 333-67414 333-88443 333-91027 333-103518 333-103519 333-105080 333-115185 333-122932 333-124614

/s/ B. THOMAS FLORENCE B. Thomas Florence President Analysis, Research & Planning Corporation July 29, 2005

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Analysis, Research & Planning Corporation's Consent